Georgetown
                                                              Savings Bank
                                                              -Since 1868-

                                                          We can take you there!
PRESS RELEASE

                                                            Contact Information:
                                                       Scott Hanna, VP/Marketing
                                                         Georgetown Savings Bank
                                                                    978-352-8600
                                                         shanna@georgetownsb.com


                      Georgetown Savings Bank Moves Forward
                           with Branch Expansion Plans

     Steps taken to begin construction of new location in North Andover, MA

         GEORGETOWN, MASSACHUSETTS, March 7, 2005 -

         Georgetown Savings Bank, principle subsidiary of Georgetown Bancorp, Inc., announced today it had entered into a lease agreement with Eaglewood Properties, LLC under which the Bank will open a full service branch at the new Eaglewood Shops currently under construction on Turnpike Street, Route 114 in North Andover, MA.

         As a "lifestyle" center, the Eaglewood Shops will be a collection of fine retail shops and a restaurant providing customers with an upscale shopping experience. The Eaglewood Shops have been designed to meet the needs of the growing population in North Andover, Andover and surrounding areas.

         The 2,400 square foot bank facility will be located next to Staples in the new development. The new branch will offer a full range of deposit products and services, lending programs, investment services, convenient hours of operation, two drive-up lanes, ATMs, accessible parking and a friendly knowledgable staff. It is expected the new branch will open in late summer 2005.

         "This is an exciting opportunity for our growing organization," said Robert Balletto, President and Chief Executive Officer at Georgetown Savings Bank. "This new location allows us to reach out to new customers, whether they are consumer or commercial, by expanding our geographic reach to an area contiguous to our current geographic market. We look forward to bringing our brand of community banking and commitment to community to this fast-growing region."

         Ross Hamlin of Eaglewood Properties, LLC adds, "Georgetown Savings Bank is an excellent addition to our Eaglewood Shops project. The Eaglewood Shops are in a prime location to serve area businesses and residents and they, along with the bank, will be a great addition and value to the area."

                                       END

About Georgetown Savings Bank
-----------------------------

Founded in 1868, Georgetown Savings Bank, with branches in Georgetown, MA and Rowley, MA, serves the financial needs of Essex County and southern New Hampshire residents and businesses. To learn more about Georgetown Savings Bank, visit www.georgetownsb.com or call 978-352-8600.

================================================================================